Exhibit 99.1
Rocket Pharmaceuticals Announces $180 Million Sale of Priority Review Voucher

PRV monetization provides $180 million in non-dilutive capital to support cardiovascular pipeline

Cash runway extended into the second quarter of 2028

CRANBURY, NJ – April 28, 2026 – Rocket Pharmaceuticals, Inc. (NASDAQ: RCKT), a fully integrated, commercial-stage biotechnology company advancing a sustainable pipeline of genetic therapies for rare disorders with high unmet need, today announced a strengthened financial position following the sale of its Rare Pediatric Disease Priority Review Voucher (PRV).

Rocket has entered into a definitive agreement to sell its PRV for $180 million. The PRV was awarded following the U.S. Food and Drug Administration (FDA) accelerated approval of KRESLADI™ (marnetegragene autotemcel). The transaction reflects the continued strategic value of PRVs, as well as Rocket’s disciplined approach to capital formation and allocation in support of its prioritized cardiovascular gene therapy programs.

“The monetization of our PRV, following the FDA approval of KRESLADI, provides meaningful non-dilutive capital and extends our cash runway into the second quarter of 2028,” said Gaurav Shah, M.D., Chief Executive Officer of Rocket Pharmaceuticals. “This strengthens our ability to advance key clinical milestones across our cardiovascular gene therapy pipeline, with all programs on track.”

A Rare Pediatric Disease PRV is granted by the FDA to sponsors of approved therapies for certain rare pediatric diseases and may be used to obtain priority review for a subsequent marketing application or sold to another sponsor. The program was reauthorized in February 2026, extending the availability of vouchers for qualifying therapies and reinforcing its role as an incentive to support development of treatments for rare pediatric conditions. “We are deeply appreciative of the U.S. government’s continued recognition of the importance of therapeutic development for rare and often devastating pediatric disorders, which comprises an essential part of Rocket’s mission,” Dr. Shah concluded.

Proceeds from the transaction will support advancement of Rocket’s prioritized cardiovascular gene therapy pipeline, including clinical-stage programs in Danon disease, PKP2-associated arrhythmogenic cardiomyopathy (PKP2-ACM), and BAG3-associated dilated cardiomyopathy (BAG3-DCM). Pro forma for this transaction, Rocket expects its cash runway to extend into the second quarter of 2028.

About Rocket Pharmaceuticals, Inc.
Rocket Pharmaceuticals, Inc. (NASDAQ: RCKT) is a fully integrated biotechnology company advancing gene therapies for rare and devastating cardiovascular diseases, with additional programs in hematology and immunology. Rocket’s cardiovascular pipeline includes three clinical stage programs that each target one of the major inherited cardiomyopathy subtypes: hypertrophic, arrhythmogenic, and dilated cardiomyopathies. Together these conditions represent more than 100,000 patients in the U.S. and EU. The Company’s platform is supported by proprietary AAV manufacturing capabilities, multi-year efficacy and safety data in cardiac gene therapy, and experience treating several cardiac patients across late-stage AAV programs. For more information about Rocket, please visit www.rocketpharma.com and follow us on LinkedIn, YouTube, and X.

Rocket Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements concerning Rocket’s future expectations, plans and prospects that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements other than statements of historical facts contained in this release are forward-looking statements. You should not place reliance on these forward-looking statements, which often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will give,” “estimate,” “seek,” “will,” “may,” “suggest” or similar terms, variations of such terms or the negative of those terms. These forward-looking statements include, but are not limited to, statements concerning Rocket’s cash runway and financial position, Rocket’s planned use of proceeds from the monetization of the KRESLADI™ PRV, Rocket’s expectations of our ability to obtain additional funding to conduct our planned research and development efforts, the expected timing and data readouts of Rocket’s ongoing and planned clinical trials, the expected timing and outcome of Rocket’s regulatory interactions and planned submissions, Rocket’s plans for the advancement of its cardiovascular AAV programs and KRESLADI™, including its planned pivotal trials, and the safety, effectiveness and timing of related pre-clinical studies and clinical trials, Rocket’s ability to develop sales and marketing capabilities or enter into agreements with third parties to sell and market its product candidates and Rocket’s ability to expand its pipeline to target additional indications that are compatible with its gene therapy technologies. Although Rocket believes that the expectations reflected in the forward-looking statements are reasonable, Rocket cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, the results of Rocket’s ongoing and planned clinical trials, Rocket’s dependence on third parties for development, manufacture, marketing, sales and distribution of product candidates, the outcome of litigation, unexpected expenditures, Rocket’s competitors’ activities, including decisions as to the timing of competing product launches, pricing and discounting, Rocket’s ability to develop, acquire and advance product candidates into, enroll a sufficient number of patients into, and successfully complete, clinical studies, Rocket’s ability to acquire additional businesses, form strategic alliances or create joint ventures and its ability to realize the benefit of such acquisitions, alliances or joint ventures, our ability to achieve the expected benefits of our portfolio prioritization and strategic restructuring, including extending our cash runway, Rocket’s ability to obtain and enforce patents to protect its product candidates, and its ability to successfully defend against unforeseen third-party infringement claims, as well as those risks more fully discussed in the section entitled “Risk Factors” in Rocket’s Annual Report on Form 10-K for the year ended December 31, 2025, filed February 26, 2026 with the SEC and subsequent filings with the SEC including our Quarterly Reports on Form 10-Q. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and Rocket undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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